BARNWELL INDUSTRIES, INC.

P  R  E  S  S
R  E  L  E  A  S  E

1100 Alakea Street, Suite 2900

Honolulu, Hawaii 96813

Telephone (808) 531-8400

Fax (808) 531-7181

Website: www.brninc.com

CONTACT:                     Alexander C. Kinzler
President and Chief Operating Officer

Russell M. Gifford
Executive Vice President and Chief Financial Officer

Tel: (808) 531-8400

BARNWELL INDUSTRIES, INC. REPORTS
YEAR-END AND FOURTH QUARTER EARNINGS

HONOLULU, HAWAII, December 13, 2010 -- Barnwell Industries, Inc., (NYSE Amex: BRN) today reported net earnings of $3,840,000 ($0.46 per share – diluted) for the year ended September 30, 2010, as compared to a net loss of $24,362,000 ($2.96 per share – diluted) for the year ended September 30, 2009.  For the quarter ended September 30, 2010, Barnwell reported net earnings of $84,000 ($0.01 per share – diluted) as compared to a net loss of $4,554,000 ($0.55 per share – diluted) for the quarter ended September 30, 2009.

Mr. Morton H. Kinzler, Chairman and Chief Executive Officer of Barnwell, commented, “Net earnings increased for the year ended September 30, 2010 due to increases of $3,346,000 and $1,770,000 in percentage of sales payments and development rights receipts, respectively, received by Kaupulehu Developments, Barnwell’s 77.6%-owned land development partnership.  Net earnings for the year ended September 30, 2010 also increased due to a $1,465,000 income tax benefit due to a change in tax law enacted in November 2009; there was no such income tax benefit last year. Partially offsetting this increase was a $2,149,000 non-cash write-down of the carrying value of our investments and real estate held for sale. The net loss for fiscal 2009 included non-cash reductions in the carrying value of oil and natural gas properties of $18,556,000 net of income taxes, while no non-cash reductions in the carrying value of oil and natural gas properties occurred in fiscal 2010.  Fiscal 2009’s loss also included non-cash write-downs of the carrying value of investments in hotel joint ventures and our lot rights interests of $2,039,000.  The reduction in the carrying value of oil and natural gas properties had no effect on the Company’s oil and natural gas reserve volumes or production rates, nor any impact on liquidity or compliance with our banking agreements.  The reduction in the carrying value of our investments and real estate held for sale increases the principal payment of debt due December 31, 2010 by $1,054,000 but has no other impact.

“For the quarter ended September 30, 2010 as compared to the quarter ended September 30, 2009 net earnings increased due to $1,323,000 of other revenue from an Alberta Government drilling incentive program where the Company was able to buy $2,118,000 of drilling royalty credits at 38% of their value; no such earnings occurred in the prior year period.  This was partially offset by a $1,351,000 non-cash write-down of the carrying value of our investments and real estate held for sale in the quarter. Last year’s fourth quarter loss also included a non-cash write-down of the carrying value of investments in hotel joint ventures and our lot rights interests of $2,039,000 and a non-cash charge to income tax expense resulting from an increase in the valuation allowance for certain deferred tax assets.

 “The Company invested $5,485,000 in oil and gas exploration and development during the year ended September 30, 2010, participating in the drilling of 23 gross (2.8 net) wells.  Of these wells, 19 gross (2.4 net) wells are considered to be successful, 1 gross (0.1 net) well was unsuccessful, and 3 gross (0.3 net) wells are currently being evaluated.

“With $10,674,000 in cash and cash equivalents at September 30, 2010, $9,561,000 in working capital and significant available credit, we believe the Company’s financial position is solid.”

The information contained in this press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  A forward-looking statement is one which is based on current expectations of future events or conditions and does not relate to historical or current facts.  These statements include various estimates, forecasts, projections of Barnwell’s future performance, statements of Barnwell’s plans and objectives, and other similar statements.  Forward-looking statements include phrases such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates,” “assumes,” “projects,” “may,” “will,” “will be,” “should,” or similar expressions.  Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved.  Forward-looking statements involve risks, uncertainties and assumptions which could cause actual results to differ materially from those contained in such statements.  The risks, uncertainties and other factors that might cause actual results to differ materially from Barnwell’s expectations are set forth in the “Forward-Looking Statements,” “Risk Factors” and other sections of Barnwell’s annual report on Form 10-K for the last fiscal year and Barnwell’s other filings with the Securities and Exchange Commission.  Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.

COMPARATIVE OPERATING RESULTS (Unaudited)

	Year ended		Three months ended
	September 30,		September 30,
	2010	2009	2010	2009

Revenues	$41,872,000	$32,178,000	$10,168,000	$7,617,000

Net earnings (loss)	$3,840,000	$(24,362,000)	$ 84,000	$(4,554,000)

Earnings (loss) per share – basic	$ 0.46	$ (2.96)	$ 0.01	$ (0.55)

Earnings (loss) per share – diluted	$ 0.46	$ (2.96)	$ 0.01	$ (0.55)

Weighted average shares and
equivalent shares
outstanding:

Basic	8,273,848	8,240,444	8,277,160	8,240,160

Diluted	8,273,848	8,240,444	8,277,160	8,240,160